SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 8, 2010

NYTEX ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	53915	84-1080045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12222 Merit Drive, Suite 1850
Dallas, Texas 75251
(Address of principal executive office)

Issuer's telephone number:  972-770-4700

Section 2 – Financial Information

Item 2.01.  Completion of Acquisition or Disposition of Assets

On September 8, 2010, NYTEX Energy Holdings, Inc., a Delaware corporation (the “Company”), through its wholly-owned subsidiary, Supreme Oilfield Services, Inc., a Delaware corporation (“Supreme Oilfield”), completed the disposition of all of its shares (“Supreme Vacuum Shares”) of common stock of Supreme Vacuum Services, Inc., a Texas corporation (“Supreme Vacuum”) and a promissory note payable by Supreme Vacuum to Supreme Oilfield in the original principal amount of $31,250.00 (the “Note”).  The Supreme Vacuum Shares comprised 71.18% ownership of Supreme Vacuum at the time of this transaction.

The Supreme Vacuum Shares and the Note were sold in exchange for a cash purchase price of $400,000.00 pursuant to a Purchase Agreement, dated August 27, 2010 by and among, Leo Quintanilla and Hector Quintanilla (as “Purchasers”), Supreme Oilfield, the Company, NYTEX Petroleum, Inc., Supreme Fluid Services Partners, LLC, Supreme Vacuum, Goldwell Investments, Inc., Weldon Cude and Hill Martin (the “Purchase Agreement”).

Our ownership in Supreme Vacuum has consistently been reported as an unconsolidated subsidiary because we did not possess majority voting control over Supreme Vacuum.  For the six months ended June 30, 2010, we reported a net loss attributable to Supreme Vacuum of $235,103, and for twelve months ended December 31, 2009, we reported a net loss attributable to Supreme Vacuum of $828,169.   These losses were a primary motivation behind our decision to dispose of the Supreme Vacuum Shares.  We will recognize a onetime capital loss of approximately $944,056 as a result of continued losses of Supreme Vacuum and our sale of Supreme Vacuum.

For more information regarding Supreme Vacuum, Supreme Oilfield, and the Company’s investment in the Supreme Vacuum Shares, please see note 5 to the Company’s quarterly report on Form 10-Q for the period ended June 30, 2010.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

Number Description
10.1 Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2010	NYTEX ENERGY HOLDINGS, INC. /s/ Michael Galvis
Michael Galvis, Chief Executive Officer and President